EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 40-F of our reports dated March 10, 2017 on the consolidated financial statements of Sierra Wireless, Inc. as at December 31, 2016 and for the year then ended, and the effectiveness of internal control over financial reporting of Sierra Wireless, Inc. as of December 31, 2016 filed with the Securities and Exchange Commission.
We also consent to the incorporation by reference of each of the above reports in the Registration Statement (No. 333-210315) on Form S-8 of Sierra Wireless, Inc.

Vancouver, Canada	/s/ Ernst & Young LLP
March 10, 2017	Chartered Professional Accountants